Exhibit 10.58

MUTUAL GENERAL RELEASE

THIS MUTUAL GENERAL RELEASE (this “Release”) is made and entered into, as of March 12, 2014 (“Effective Date”) by and between Frozen Food Gift Group, Inc. (“FROZ”), on the one hand, and Philip Nagele and Joseph Masters (“Nagele/Masters”), on the other hand.  Each of the aforementioned may be referred to collectively as the “Parties” and each individually as a “Party” herein.

RECITALS

A.  Newco Ice Cream, Inc., and Nagele/Masters entered into an Independent Contractor Agreement dated July 31, 2009.

B.  The Parties, without any concession or admission of unlawful or improper conduct, liability, fault or wrongdoing, wish to effect a full, complete, final and binding settlement and compromise of all matters that are, have been, or might have been in controversy between or among the Parties, including those arising out of the Parties’ business relationship and the Agreement, from the beginning of time through the date of this Release, with prejudice, and the Parties further desire to covenant not to sue one another with respect to the same matters.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

TERMINATION OF CONTRACT

1.
The Parties agree that upon issuance of a sum of $16,000 in FROZ stock ($7,500 to Philip Nagele; $7,500 to Joseph Masters; $1,000 to Jack Gruber), any obligations of the Parties to each other shall be released and discharged, and each of the Parties hereto shall immediately be bound to comply with the terms of full release and the negative covenants contained herein below. Additionally, ownership of the assets included in the Agreement will be returned to Nagele/Masters, and the Covenant Not to Compete shall be rescinded. The number of shares to be issued will be determined by the closing price of FROZ stock on March 12, 2014.

2.
The Parties do hereby covenant that each of them shall not, in perpetuity, commence or maintain any suit, complaint or administrative or regulatory action (including, without limitation with the US Securities and Exchange Commission, the Financial Industry Regulatory Authority and/or any state Court or state Bar organization regulating attorneys and/or the practice of law) against each other and/or their respective predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, heirs, successors and assigns, and all of their officers, directors, employees, attorneys and agents whether at law or in equity relating in any way to any and all matters that are, have been, or might have been in controversy between or among the Parties including those arising out of the Parties’ business relationship and the Agreement, from the beginning of time through the date of this Release.

3.
FROZ, individually and on behalf of its agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, irrevocably and unconditionally waive, release and forever discharge Nagele/Masters including (as applicable), but not limited to, officers, directors, employees, predecessors, successors, affiliates, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, from all claims, charges, complaints, counterclaims, actions, causes of action, grievances, controversies, demands, agreements, contracts, covenants, promises, liabilities, judgments, obligations, debts, damages (including, but not limited to, actual, compensatory, exemplary and punitive damages, and all claims for pain and suffering or emotional distress), attorneys’ fees and costs and/or any other liabilities of any kind, nature, description or character, related to the Debt, from the beginning of time through the date of this Release, with prejudice.

4.
Nagele/Masters, individually and on behalf of its agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, irrevocably and unconditionally waive, release and forever discharge FROZ, including (where applicable), but not limited to, its officers, directors, employees, predecessors, successors, affiliates, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, from all claims, charges, complaints, counterclaims, actions, causes of action, grievances, controversies, demands, agreements, contracts, covenants, promises, liabilities, judgments, obligations, debts, damages (including, but not limited to, actual, compensatory, exemplary and punitive damages, and all claims for pain and suffering or emotional distress), attorneys’ fees and costs and/or any other liabilities of any kind, nature, description or character related to the Debt, from the beginning of time through the date of this Release, with prejudice.

5.	This Release shall be binding upon the Parties, their successors, assigns and personal representatives.

6.
By executing this Release, the Parties do not admit any allegations made against any of them in connection with the Debt, business relationship and the aforementioned transactions and dealings between the Parties.  Nothing contained in this Release, nor any of the acts taken hereunder, shall be deemed or construed as an admission of liability of any violation of any applicable law, ordinance,

7.
The Parties further agree that they shall refrain from making any public or private comment with respect to the subject matter and resolution of the claims between them, other than required by the law, including the SEC, as covered by this Release, and from making any derogatory or disparaging remarks concerning any other Party hereto.  In response to any inquiries from anyone other than those the Parties listed herein and their attorney(s), tax advisor(s), court of competent jurisdiction or investigative agency or body, or as required by law, regarding the terms, provisions and circumstances leading up to this Release, the Parties and/or their counsel will simply state that the matter has been resolved and will make no other comment whatsoever. Notwithstanding the confidentiality provision above, the Parties may provide the information set forth herein to their respective attorneys, accountants and tax advisors, as required (all of whom shall be advised of the confidentiality provisions of this Release and who shall agree to be bound by the confidentiality provisions in the same manner in which the Parties are bound).

8.	This Release may be executed in counterparts and via facsimile transmission.

9.
This Release will be deemed to have been made and delivered in the state of California and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of California.

10.	Each signatory hereto acknowledges that he has read this release, has had the opportunity to consult with counsel and fully understands it, and represents that he has full authority to execute it.

IN WITNESS WHEREOF, the Parties hereto have duly executed this MUTUAL GENERAL RELEASE as of the date first above mentioned.

Frozen Food Gift Group, Inc. By: /s/ Jonathan Irwin Jonathan Irwin, Chief Executive Officer Philip Nagele By: /s/ Philip Nagele Philip Nagele Joseph Masters By: /s/ Joseph Masters Joseph Masters